                                                       [TENNECO AUTOMOTIVE LOGO]

NEWS RELEASE



For Immediate Release


Contacts:      Jane Ostrander
               Media Relations
               847 482-5607
               jane.ostrander@tenneco-automotive.com

               Leslie Hunziker
               Investor Relations
               847 482-5042
               leslie.hunziker@tenneco-automotive.com


                TENNECO AUTOMOTIVE REPORTS THIRD QUARTER RESULTS
                 NET INCOME AND EPS EXCEED FIRST CALL ESTIMATES

-  Company reports net income of $5 million, or 13-cents per diluted share
- Reduces total debt an additional $14 million; year-to-date total debt reduction at $108 million
-  Improves working capital by $136 million year-over-year


LAKE FOREST, ILLINOIS, OCTOBER 22, 2002 - Tenneco Automotive (NYSE: TEN) today announced that the company reported net income of $5 million, or 13-cents per diluted share, for the third quarter of 2002 compared with a net loss of $2 million, or 6-cents per diluted share during the third quarter 2001. The company continued to generate positive cash flow contributing to a $14 million reduction in total debt in the quarter and a $108 million reduction in total debt year-to-date. The company also again significantly exceeded its bank covenant test ratios during the quarter.

"We are a cash driven organization and I am very pleased with our ongoing ability to generate free cash flow," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "On a year-to-date basis, we've generated more than enough free cash to service our debt, including making $64 million of amortization


                                     -More-
payments in the third quarter, while at the same time adequately funding our strategic initiatives globally."

The company reported revenue for the quarter of $856 million, compared with $817 million in the third quarter of 2001, a 5 percent increase. Reported EBITDA for the quarter was $75 million, flat compared with the previous year. However, the third quarter 2002 results include pre-tax non-accruable restructuring expenses of $3 million, $2 million after-tax, or 4-cents per share.

"Operationally, we capitalized on the stronger build rates in North America, delivered stronger results in our European OE ride control business, and improved our European aftermarket ride control premium mix in the third quarter," Frissora said.

The company has significantly exceeded its working capital goal for the year of $50 million, having generated $69 million in cash flow from working capital year-to-date. Year-over-year, working capital improved $136 million, or as a percent of sales, from 9.6 percent to 5.8 percent, driven by improvement in all working capital metrics.

The company recorded SGA&E during the quarter of 12 percent of sales, compared with 12.5 percent in the third quarter 2001. In the third quarter, total gross margin adjusted for non-accruable restructuring expenses was 21.5 percent, compared with 21.9 percent in the third quarter of 2001. The gross margin decrease was primarily the result of reduced higher margin aftermarket sales and increased lower margin catalytic converter pass-through sales.



                                     -More-

"While we are a stronger company today compared with one year ago, we must maintain our sharp focus on cash management and on improving our operating fundamentals in order to continue improving our performance," Frissora said.

NORTH AMERICA

Higher overall production volumes including higher Class 8 heavy-duty truck volumes drove a 15 percent increase in North American original equipment (OE) revenue. The company reported North American original equipment revenue of $337 million during the quarter versus $295 million in the third quarter of 2001. Excluding catalytic converter pass-through sales, revenue increased 16 percent. North American aftermarket revenue for the quarter was $129 million compared with $145 million one year ago. However, third quarter 2001 revenue was impacted by a large initial order from a new major aftermarket customer.

North American EBIT increased 64 percent to $36 million versus $23 million in third quarter 2001. North American EBIT improvement was driven by higher OE volumes and improved manufacturing efficiency in both the OE and aftermarket businesses, helping offset notable softness in both the ride control and exhaust segments of the aftermarket. Third quarter 2002 results included $1 million in non-accruable restructuring expenses.

EUROPE

The company reported European original equipment revenue of $219 million for the quarter, compared with third quarter 2001 revenue of $221 million. Currency exchange rates benefited total OE revenues by $21 million. Lower volumes and delayed platform launches in the exhaust business more than offset

                                     -More-
stronger ride control revenue due to new platform launches and stronger sales on existing platforms. The company's European aftermarket revenue increased 7 percent to $86 million, versus $81 million one year ago. Excluding the impact of the currency exchange rate, aftermarket revenues were relatively flat.

European EBIT was a loss of $1 million for the quarter, compared with income of $9 million reported in the third quarter of 2001. Lower OE exhaust volumes, delayed OE exhaust platform launches, SGA&E expense associated with the launch of the premium aftermarket Monroe Reflex(R) shock absorber and $2 million in non-accruable restructuring expenses impacted the company's European results.

"We have already taken a number of steps in our European OE exhaust business to improve our operations including headcount reductions and implementing processes to improve manufacturing efficiency and flexibility," said Frissora. "We are already seeing improvement as the business unit's gross margins strengthened both year-over-year and compared with second quarter 2002. We expect to see continued improvement going forward."

REST OF WORLD

The company's Australian operations reported a 16 percent increase in revenues to $31 million, versus $27 million one year ago. Strong OE market volumes and a favorable currency exchange rate drove the revenue increase.

In South America, the company reported revenue of $24 million compared with $32 million in the third quarter of 2001. Unfavorable currency exchange rates negatively impacted revenues by $10 million.


                                     -More-

The company's Asian operations reported $30 million in revenue, an 86 percent increase versus third quarter 2001 revenue of $16 million. The company's China operations drove revenue growth in Asia with stronger OE volumes including new exhaust pass-through business.

Combined EBIT for Australia, South America and Asia was $5 million, flat compared with third quarter 2001.

The company exceeded its bank covenant test ratios during the quarter. At September 30, the leverage ratio was 4.20, below the maximum limit of 5.75; the fixed charge coverage ratio was 1.29, exceeding the minimum required ratio of 0.70; and the interest coverage ratio was 2.23, exceeding the minimum required ratio of 1.65.

The attachments provide additional information on Tenneco Automotive's third quarter 2002 operating results.

CONFERENCE CALL INFORMATION

The company will host a conference call today, October 22, 2002, at 10:30 a.m. EDT. The dial-in number is 888-809-8968 domestic or 630-395-0038 international. Passcode is Tenneco Auto. A recording of this call will be available one hour following the completion of the call on October 22 through October 29, 2002. To access this recording, dial 888-568-0422 domestic or 402-530-7957 international and enter passcode 8400. The call will also be available on the Tenneco Automotive website at www.tenneco-automotive.com



                                     -More-

Tenneco Automotive is a $3.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

This press release contains forward-looking statements. Words such as "taking", "focused", "goal", "expect", "anticipate", "should", "believe", "plan", "remain", "confident", "continue" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business; (v) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xi) further changes in the distribution channels for the company's aftermarket products, and further consolidations among automotive parts customers and suppliers; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of war or terrorism and the impact of these acts on economic, financial and social conditions in the countries where we operate and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.



                                       ###